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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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TROY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2331 South Pullman Street
Santa Ana, California 92705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 11, 2002

TO THE STOCKHOLDERS OF TROY GROUP, INC.:

        The Annual Meeting of Stockholders of Troy Group, Inc., a Delaware corporation, will be held on Thursday, April 11, 2002, at 2:00 p.m., local time, at the Westin South Coast Plaza Hotel, 686 Anton Boulevard, Costa Mesa, California 92626, for the following purposes:

  1.
  To elect five persons to serve as directors until our next annual meeting of stockholders or until their respective successors are elected and qualified.

  2.
  To transact any other business that properly comes before the meeting or any adjournment of the meeting.

        Only stockholders of record at the close of business on March 8, 2002 will be entitled to notice of, and to vote at, the meeting and any adjournments of the meeting. It is important that your shares be represented at the meeting. Please mark, sign, date and mail the enclosed proxy card in the postage-paid envelope provided, regardless of whether you plan to attend in person.

By Order of the Board of Directors,
/s/ Brian P. Dirk
Brian P. Dirk Secretary
March 19, 2002 Santa Ana, California

Important: The prompt return of your proxy card will save Troy Group the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience.

2331 South Pullman Street
Santa Ana, California 92705

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 11, 2002

INTRODUCTION

        The Annual Meeting of Stockholders of Troy Group, Inc., a Delaware corporation, will be held on Thursday, April 11, 2002, at 2:00 p.m., local time, at the Westin South Coast Plaza Hotel, 686 Anton Boulevard, Costa Mesa, California 92626, for the purposes set forth in the accompanying Notice of Meeting.

        A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS TO MARK AND SIGN THE PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. No postage is required if your returned proxy card is mailed within the United States. We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding the materials to the beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of our common stock.

        Any proxy given to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in the proxy. Any stockholder giving a proxy may revoke it any time prior to its use at the Annual Meeting by giving a written revocation notice to our Secretary, by filing a revoking instrument or a duly executed proxy bearing a later date with our Secretary or by attending the Annual Meeting and voting in person. Proxies that are signed by stockholders but that lack any specific voting instructions will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election as directors of each of the nominees listed in this proxy statement.

        OUR BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

        We expect that this proxy statement, the proxy and notice of meeting will first be mailed to our stockholders on or about March 19, 2002.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the company's Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. The company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Troy's Investor Relations Department, Troy Group, Inc., 2331 South Pullman Street, Santa Ana, California 92705 telephone: (949) 250-3280. Any stockholder who wants to receive separate copies of the company's Proxy Statement or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact the company at the above address and phone number.

VOTING OF SHARES

        Our Board of Directors has fixed the close of business on March 8, 2002 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On March 8, 2002, 10,962,157 shares of our common stock, $0.01 par value, were outstanding. Each outstanding share on that date entitles its holder to one vote in person or by proxy on each matter to be voted on at the Annual Meeting, voting together as a single class.

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is required for a quorum for the transaction of business. In general, shares of common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects votes withheld from the director nominee or an abstention (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

        Because the five director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors, votes that are withheld from the election of director nominees will be excluded entirely from the vote and will have no effect. Shares represented by a proxy card including any broker non-vote on a matter will be treated as shares not voting on that matter, and thus will not be counted in determining whether that matter has been approved.

        Shares of common stock represented by properly executed proxy cards will be voted according to the choices specified. Proxies that are signed by stockholders but that lack any voting instructions will be voted in favor of the election as directors of the nominees for director listed in this proxy statement and, with respect to any other business that may properly come before the Annual Meeting, according to the best judgment of the proxies named on the proxy card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of March 8, 2002, information regarding the beneficial ownership of our common stock by (a) each stockholder who is known by us to own beneficially more than 5% of the outstanding common stock, (b) each director and each nominee, (c) each executive officer named in the Summary Compensation Table on page 8 under the heading "Executive Compensation," and (d) all our executive officers and directors as a group.

        Unless otherwise noted, each of the stockholders listed in the table possesses sole voting and investment power with respect to the shares indicated. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. As of March 8, 2002, there were 10,962,157 shares of common stock outstanding.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Amount		Percent of Class
Patrick J. Dirk(1)	5,688,000	(2)	51.9%
Mary J. Dirk(1)	5,688,000	(2)	51.9%
Brian P. Dirk	489,219	(3)	4.5%
James W. Klingler	0		*
Norman B. Keider	20,000	(4)	*
John B. Zaepfel	20,000	(5)	*
Dr. Harold L. Clark	20,000	(6)	*
All directors and executive officers as a group (6 persons)	6,237,219	(7)	56.6%

*
Less than 1% of the outstanding shares.

(1)
Address: 2331 South Pullman Street, Santa Ana, California 92705.

(2)
Includes: (1) 5,650,000 shares of common stock held by Patrick J. and Mary J. Dirk as trustees under The Dirk Family Trust UTD March 6, 1990 and (2) 38,000 shares of common stock held by The Dirk Foundation of which Patrick J. and Mary J. Dirk disclaim beneficial ownership over such shares.

(3)
Mr. Brian Dirk's beneficial ownership includes 46,785 shares that Mr. Brian Dirk holds as a trustee under the Dirk 1998 Alaska Trust and 12,000 shares of common stock issuable upon exercise of stock options.

(4)
Mr. Keider's beneficial ownership includes 10,000 shares of common stock issuable upon exercise of a stock option. Mr. Keider's address is 7569 Caminito Avola, LaJolla, CA 92037.

(5)
These shares of common stock are issuable upon exercise of stock options. Mr. Zaepfel's address is 500 Birch Street, Newport Beach, CA 92660.

(6)
Dr. Clark's beneficial ownership includes 10,000 shares of common stock issuable upon exercise of stock options. Dr. Clark's address is 38388 Rock Creek Circle, Temecula, CA 92592.

(7)
Includes 52,000 shares of common stock that directors and executive officers have the right to acquire within 60 days upon the exercise of options.

ELECTION OF DIRECTORS

Nomination

        Our bylaws provide that our Board will consist of between one and fifteen members, with the number of directors determined from time to time by our Board. The number of directors is currently set at five.

        Our Board has nominated the five individuals identified below to serve as directors until the next annual meeting of our stockholders or until their respective successors are elected and qualified. All of the nominees are current members of our Board.

        Mr. Robert S. Messina resigned as a director of Troy Group effective November 1, 2001 and Mr. Gene A. Bier and Mr. William P. O'Reilly resigned as directors of Troy Group effective November 30, 2001 and therefore will not stand for re-election at the Annual Meeting. The Board of Directors thanks Mr. Messina, Mr. Bier and Mr. O'Reilly for their dedicated service to Troy Group.

        Our Board recommends a vote FOR the election of each of the nominees listed below. The five nominees at the Annual Meeting who receive the greatest number of votes cast for the election of directors at the meeting will be elected as directors. In the absence of other instructions, the proxies will be voted FOR each of the individuals named below. If prior to the Annual Meeting our Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have otherwise been voted for such nominee will be voted for a substitute nominee as selected by our Board. Alternatively, the proxies may, at our Board's discretion, be voted for only the remaining nominees. Our Board has no reason to believe that any of the nominees will be unable to serve.

Information About Nominees

        The following information has been furnished to us by the respective nominees for director.

Name of Nominee	Age	Principal Occupation	Director Since
Patrick J. Dirk	62	Chairman of the Board, Director and Chief Executive Officer of Troy Group and related subsidiaries	1982
Brian P. Dirk	37	Vice Chairman of the Board, Director, Corporate Secretary and Senior Vice President, Corporate Development of Troy Group	1999
Norman B. Keider	70	Self-Employed Management Consultant	1999
John B. Zaepfel	65	Managing Partner of Zaepfel Group	1999
Dr. Harold L. Clark	66	Advisor to Technology Companies	1999

Other Information About Nominees

        Patrick J. Dirk has been Chairman of the Board, Chief Executive Officer and a Director since he co-founded Troy Group with his wife in May 1982. From May 1982 until August 1999, Mr. Dirk served as President of Troy Group. Mr. Dirk is also Chairman of the Board and Chief Executive Officer of Troy Group's subsidiaries. From 1973 until 1982, Mr. Dirk was employed in various capacities by Kroy Inc., a manufacturer of automated lettering machines and related products, serving as President and a director from 1980 to 1982. Mr. Dirk also serves as a member of the boards of directors and advisory boards of several private companies, none of which compete with Troy Group. Mr. Dirk devotes substantially all of his efforts to Troy Group and its subsidiaries. Mr. Dirk is the father of Brian P. Dirk.

        Brian P. Dirk was appointed Vice Chairman of the Board, Corporate Secretary and Senior Vice President, Corporate Development of TROY Group on December 1, 2001. Previously, he served as

Vice President since May 1996. He was a member of our Board of Directors from that date until October 30, 1998. He again became a director in July 1999. Mr. Dirk's duties include managing our acquisition and alliance strategies and staff. Prior to this, he served as Vice President of International and Federal Government Sales. Since joining us in 1989, Mr. Dirk has held various management positions, including Vice President of Business Development and Vice President of International Sales. Mr. Dirk is the son of Patrick J. Dirk.

        Norman B. Keider has been a Director since July 1999. Since August 1993, Mr. Keider has been a self employed management consultant. Mr. Keider served as a Managing Director of A.T. Kearney, an executive search-consulting firm from January 1989 to August 1993. From April 1986 to January 1989, he was a partner with Keider-Zupsic Associates, an executive search consulting company. Mr. Keider also served as a partner for Arthur Young & Company, an accounting and consulting company from December 1979 to April 1986. From January 1978 to December 1979, he was a self-employed consultant for acquisition searches. From December 1972 to January 1978, Mr. Keider was the President and Chief Executive Officer of Atlas Powder Company, a manufacturer of commercial explosives.

        John B. Zaepfel has been a Director since July 1999. Since June 1991, Mr. Zaepfel has been a Managing Partner of the Zaepfel Group, a middle market consulting firm specializing in strategic facilitation and planning. Mr. Zaepfel has served as Chief Executive Officer of several companies. He currently serves as a Director for nine companies including one publicly traded company, RemedyTemp, Inc. From January 1985 to May 1989, Mr. Zaepfel was the founder and Chief Executive Officer of CPG International, Inc., a manufacturer and marketer of fine art, graphic art, engineering, drafting and media supplies. From 1974 to 1984, Mr. Zaepfel was President and Chief Executive Officer of Chartpak and Pickett Industries, then wholly-owned subsidiaries of Times Mirror. Mr. Zaepfel was General Manager of Chartpak, a division of Avery International from 1990 to 1993.

        Dr. Harold L. Clark has been a Director since July 1999. Dr. Clark has been serving as an advisor to technology companies since his resignation as Chairman of Max Internet Communications in November 2000. Prior to this position, Dr. Clark served as XCD's Chairman from July 1995 until it became Troy Group XCD in October 1998. From April 1993 to August 1995, Dr. Clark was the Chief Executive Officer and Co-Chairman of AmeriQuest Technologies, Inc., a distributor of computer technology solutions to value-added resellers, systems integrators, distributors and computer dealers. Dr. Clark also acted as a consultant to AmeriQuest from August 1995 to December 1995. From April 1993 to December 1993, Dr. Clark was the President and Chief Executive Officer of an AmeriQuest subsidiary, CDS Distribution, Inc. Dr. Clark was the President of Everex Systems, Inc., a supplier of server, workstation, notebook and desktop solutions from February 1991 to December 1992. From October 1984 to April 1990, Dr. Clark was President and Vice Chairman of Ingram Micro, a wholesale distributor of technology products and services.

Additional Information About our Board and its Committees

        Our Board of Directors has established an Audit Committee and a Compensation Committee, each of which became active upon our initial public offering in July 1999. We have not established a standing nominating committee.

        The Audit Committee provides assistance to our Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices and reviews the annual financial statements, the selection and work of our independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. During fiscal 2001, the Audit Committee consisted of Messrs. Zaepfel, Bier and Clark and met two times. Currently, the Audit Committee consists of Messrs. Zaepfel, Keider and Clark.

        The Compensation Committee reviews general programs of compensation and benefits for all employees and makes recommendations to our Board concerning executive officer and director compensation. During fiscal 2001, the Compensation Committee consisted of Messrs. Keider and O'Reilly and met four times. Currently, the Compensation Committee consists of Messrs. Keider and Zaepfel.

        Our Board held five meetings during fiscal 2001 and each of the directors attended, either in person or by telephonic conference, 75% or more of the meetings of our Board and all such committees on which such director served during fiscal 2001.

Director Compensation

        Directors who are employees receive no separate compensation for their service as directors. Our non-employee directors receive $1,500 for each regular meeting of our Board of Directors, $750 for each special meeting of our Board of Directors and $750 for each meeting of the committees on which they serve. Non-employee directors are also reimbursed for travel expenses for attending Board and committee meetings.

        Our 1998 Stock Incentive Plan provides for the grant of stock based awards to eligible key employees, officers and directors. On April 5, 2001, we granted each non-employee director a ten-year option to purchase 10,000 shares of common stock at an exercise price of $2.938 per share, the fair market value of the common stock on that date. These options become exercisable on April 5, 2002. Pursuant to the Plan, an option will, to the extent exercisable on termination of a director's service, remain exercisable for a period of three months after such termination of service of a director, except that, if termination of service is due to death, disability or retirement, an option will remain exercisable for a period of one year, but never beyond the option's original term. In the event of a change in control of Troy Group (as discussed more fully below under the heading "Management Agreements"), these options will become immediately and fully exercisable for the remainder of their respective terms. In November 2001, Messrs. O'Reilly and Bier resigned from the board of directors. In connection with their resignations, our board of directors extended the excerisability period of their options from one year to two years.

Audit Committee Report

        Notwithstanding anything to the contrary set forth in any of Troy Group's previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report will not be deemed to be incorporated by reference into any such filing.

Membership and Role of the Audit Committee

        The Audit Committee consists of Messrs. Zaepfel, Keider and Clark, each of whom is a member of our Board of Directors and qualifies as "independent" as defined under the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by our Board of Directors.

        The primary function of the Audit Committee is to provide advice with respect to Troy Group's financial matters and to assist our Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee's primary duties and responsibilities are to:

  •
  serve as an independent and objective party to monitor Troy Group's financial reporting process and internal control system;

  •
  review and appraise the audit efforts of Troy Group's independent accountants;

  •
  evaluate Troy Group's quarterly financial performance as well as its compliance with laws and regulations;

  •
  oversee management's establishment and enforcement of financial policies and business practices; and

  •
  provide an open avenue of communication among the independent accountants, financial and senior management, counsel and our Board of Directors.

Review of Troy Group's Audited Financial Statements for the Fiscal Year ended November 30, 2001

        The Audit Committee has reviewed and discussed Troy Group's audited financial statements for the fiscal year ended November 30, 2001 with Troy Group's management. The Audit Committee has discussed with McGladrey & Pullen, LLP, Troy Group's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of McGladrey & Pullen, LLP with them.

        Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to our Board of Directors that Troy Group's audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2001 for filing with the SEC.

Audit Committee
John B. Zaepfel Norman B. Keider Dr. Harold L. Clark

Audit Fees

        McGladrey & Pullen, LLP's fees for our 2001 annual audit and reviews of our quarterly financial statements were $205,000.

Financial Information Systems Design and Implementation Fees

        McGladrey & Pullen, LLP did not render any services to us in 2001 with respect to financial information systems design and implementation.

All Other Fees

        McGladrey & Pullen, LLP's fees for all other services rendered to us in 2001 totaled $134,000 for tax preparation, tax planning and other tax consulting, $117,000 for human resources consulting and $50,000 for research regarding accounting issues and other matters.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the cash and non-cash compensation paid or earned during fiscal 1999, 2000 and 2001 by our Chief Executive Officer and our three other executive officers, all of whom received or earned cash and non-cash salary and bonus of more than $100,000 for fiscal 2001.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)(1)		Other annual compensation ($)(2)	Securities Underlying Options(#)	All other compensation ($)(3)
Patrick J. Dirk Chairman of the Board, and Chief Executive Officer	2001 2000 1999	$265,000 250,000 225,000	$	— 66,750 110,000	$3,075 3,525 7,320	— — —	$5,100 5,100 4,800
Robert S. Messina(4) Former President, Chief Operating Officer and Director	2001 2000 1999	252,000 240,000 160,000		— 53,400 174,372	12,300 12,840 11,040	— — 200,000	5,100 5,100 4,183
Brian P. Dirk Vice President and Director	2001 2000 1999	175,000 160,000 150,000		— 25,000 46,000	2,475 2,775 3,525	50,000 — 30,000	4,797 5,100 3,409
Del L. Conrad(5) Former Chief Financial Officer, Treasurer and Secretary	2001 2000 1999	173,250 165,000 140,000		— 20,500 40,000	5,400 5,400 5,400	— — 35,000	5,100 4,069 4,057

(1)
Figures for fiscal year 2000 represent performance bonuses of $66,750, $53,400, $25,000 and $20,500 for Messrs. Patrick Dirk, Messina, Brian Dirk and Conrad, respectively. Figures for fiscal year 1999 represent performance bonuses of $110,000, $100,000, $46,000 and $40,000 for Messrs. Patrick Dirk, Messina, Brian Dirk and Conrad, respectively. Also includes commissions of $74,372 for Mr. Messina.

(2)
Figures for fiscal year 2001 represent $3,075, $7,505, $2,475 and $5,400 for automobile usage for Messrs. Patrick Dirk, Messina, Brian Dirk and Conrad, respectively, and $4,795 for reimbursement of social club membership fees for Mr. Messina. Figures for fiscal year 2000 represent $3,525, $8,100, $2,775 and $5,400 for automobile usage for Messrs. Patrick Dirk, Messina, Brian Dirk and Conrad, respectively, and $4,740 for reimbursement of social club membership fees for Mr. Messina. Figures for fiscal year 1999 represent $4,725, $6,300, $3,525 and $5,400 for automobile usage for Messrs. Patrick Dirk, Messina, Brian Dirk and Conrad, respectively, and $2,595 and $4,740 for reimbursement of social club membership fees for Mr. Patrick Dirk and Mr. Messina respectively.

(3)
All figures represent matching contributions under Troy Group's 401(k) Plan. We also paid premiums for split-dollar life insurance policies covering Patrick J. Dirk, which amounts we will recover from the policies. See "Certain Transactions."

(4)
Mr. Messina was President, Chief Operating Officer and director from August 1999 to October 2001. Prior to August 1999, Mr. Messina served as Executive Vice President of Troy and had other executive positions through Troy's related subsidiaries. Mr. Messina resigned as President, Chief Operating Officer and director on November 1, 2001.

(5)
Mr. Conrad resigned as the Chief Financial Officer, Treasurer and Secretary of Troy on January 14, 2002.

Option Grants and Exercises

        The following tables summarize option grants and exercises during the fiscal year ended November 30, 2001 to or by each of the executive officers named in the Summary Compensation Table above, and the potential realizable value of the options held by such persons at November 30, 2001.

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of securities underlying options granted (#)(1)	Percent of total options granted to employees in fiscal year	Exercise or base price ($/sh)	Expiration date	Grant date present value ($)(2)
Patrick J. Dirk	—	—	—	—	—
Robert S. Messina	—	—	—	—	—
Brian P. Dirk	50,000	10.0%	$4.466	7/9/06	$119,397
Del L. Conrad	—	—	—	—	—

(1)
The option granted to Mr. Brian Dirk was granted under our 1998 Stock Option Plan at a exercise price equal to 110% of the closing price of one share of our common stock on the date of grant as reported on the Nasdaq National Market. The stock option granted to Mr. Dirk will become exercisable at the rate of twenty-five percent of the number of shares underlying the option on each of the first four anniversaries of the date of grant. In the event of a "change in control," as defined in the 1998 Plan, this option will become immediately exercisable in full and will remain so for the remainder of its term regardless of whether the holder remains in the employ or service of Troy.

(2)
Represents the present value of the option granted on the date of grant using the Black-Scholes option pricing model, which requires the assumption of certain values. In calculating the value shown, we assumed annualized volatility of the price of common stock of 69%, time of exercise or option life of 5 years, and a risk-free interest rate of 4.49%, determined from market information as of the date of grant. No adjustments were made for the non-transferability or risk of forfeiture of the option, and, because we have historically not paid dividends on common stock, no yield on common stock was assumed. There can be no assurance that these assumptions will prove true in the future. The actual value, if any, that an executive may realize will depend on the excess of the market price of common stock over the exercise price on the date the option is exercised, which may vary from the theoretical value indicated in the table.

Aggregated Option Exercises In
Last Fiscal Year and Fiscal Year-End Option Values

			Number of securities underlying unexercised options at fiscal year end (#)				Value of unexercised in-the-money options at fiscal year end ($)(1)
Name	Shares acquired on exercise (#)	Value realized ($)
			Exercisable		Unexercisable		Exercisable	Unexercisable
Patrick J. Dirk	—	—	—		—		—	—
Robert S. Messina	—	—	80,000	(2)	120,000	(2)	$0	$0
Brian P. Dirk	—	—	12,000		68,000		$0	$0
Del L. Conrad	—	—	10,000	(3)	25,000	(3)	$0	$0

(1)
The values indicated are based on the difference between the fair market value of one share of common stock on November 30, 2001 ($3.425) and the exercise prices of the respective options, ranging from $4.466 to $8.01 per share. Options are in-the-money if the market price of the shares exceeds the option exercise price.

(2)
These options expired without exercise on January 29, 2002.

(3)
These options will expire on June 13, 2002.

Management Agreements

        Messina Non-Competition Agreement.    On November 27, 1996, we entered into a non-competition agreement with Robert Messina regarding his services as President and Chief Operating Officer of Troy Systems International. Under the terms of this agreement, we granted Mr. Messina an option to purchase 244,990 shares of common stock at an exercise price of $0.41 per share expiring on November 25, 2006. This option, which became fully vested upon completion of our initial public offering in July 1999, was exercised by Mr. Messina during fiscal 1999. Our agreement with Mr. Messina requires him to maintain the confidentiality of our proprietary information and prohibits him from engaging in competitive activity for a three-year period after his termination.

        Messina Separation Agreement and Release.    On November 1, 2001, we entered into a separation agreement and release with Robert Messina in connection with Mr. Messina's resignation as the President and Chief Operating Officer and an employee of Troy effective October 25, 2001. In connection with the separation agreement and release, Mr. Messina is receiving a monthly severance payment for 12 months which will total $252,000 beginning on November 1, 2001.

        Change in Control Arrangements.    Under our 1998 Stock Incentive Plan, if a "change in control" of Troy Group occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter, all options that have been outstanding at least three months will become immediately exercisable for the remainder of their terms, regardless of whether the participants to whom such options have been granted remain the employ or service of Troy Group or any subsidiary. Under the terms of their respective option agreements, all of the options granted to our executive officers will be subject to such accelerated vesting upon a change in control.

        In addition, upon a change in control, the Compensation Committee may pay cash for all or a portion of the outstanding options. The amount of cash the participants would receive will equal the excess of the fair market value immediately prior to the effective date of such change in control over the exercise price per share of the options. The acceleration of the exercisability of options under the Plan may be limited, however, if the acceleration would be subject to an excise tax imposed upon "excess parachute payments."

        The Plan also provides that if a "change in control" of Troy Group occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter:

  •
  all stock appreciation rights that have been outstanding at least three months will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of Troy Group or any subsidiary;

  •
  all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and

  •
  all outstanding performance units and stock bonuses will vest and/or continue to vest in the manner determined by the Compensation Committee and reflected in the award agreement.

        Under the Plan, a "change in control" will include any of the following:

  •
  the sale or other disposition of substantially all of our assets;

  •
  the approval by our stockholders of a Plan or proposal for the liquidation or dissolution of Troy Group;

  •
  a merger or consolidation to which we are a party if our stockholders immediately prior to the merger or consolidation beneficially own, immediately after the merger or consolidation, securities of the surviving corporation representing (A) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities unless such transaction was approved in advance by the "continuity directors," which are the directors as of the effective date of the Plan or any persons who subsequently become directors and whose election or nomination was approved by a majority vote of the continuity directors, or (B) 50% or less of the combined voting power of the surviving corporation's then outstanding securities, regardless of any approval by the continuity directors;

  •
  any person becoming, after the effective date of the Plan, the beneficial owner of (A) 20% or more, but less than 50%, of the combined voting power of our outstanding securities, unless the transaction was approved in advance by the continuity directors, or (B) 50% or more of the combined voting power of our outstanding securities, regardless of any approval by the continuity directors; or

  •
  the continuity directors cease for any reason to constitute at least a majority of our Board.

        Notwithstanding anything in the foregoing to the contrary, no change in control will be deemed to have occurred for purposes of the Plan by virtue of certain transfers among the members of Patrick J. Dirk's family or family trusts.

Compensation Committee Report On Executive Compensation

        The Compensation Committee reviews general programs of compensation and benefits for all employees and makes recommendations to our Board of Directors concerning compensation paid to our executive officers, directors and certain key employees. Compensation paid to these individuals is reviewed and set annually by the Compensation Committee to coincide with our fiscal year.

        The Compensation Committee also administers our stock-based compensation plans, including our 1998 Stock Incentive Plan, which allows the Compensation Committee to grant incentive stock options, non-statutory stock options, restricted stock awards, stock appreciation rights, performance units and stock bonuses to eligible key employees, officers, directors and consultants.

        Compensation Philosophy and Objectives.    The overall philosophy underlying the decisions and recommendations of the Compensation Committee is to recognize and reward results and achievement at both the individual and company level by linking compensation to such achievement. Consistent with this philosophy, the Compensation Committee has set the following objectives for our executive compensation program:

  •
  Encourage the achievement of desired individual and company performance goals by rewarding such achievements.

  •
  Provide a program of compensation that is competitive with comparable companies to enable us to attract and retain key executive talent.

  •
  Align the interests of our executives with the interests of our stockholders by linking compensation to company performance and ensuring that our executives have opportunities for long-term stock ownership.

        In making its recommendations to our Board of Directors, the Compensation Committee considers factors such as company performance, both in isolation and in comparison to companies of comparable profitability, complexity and size; the individual performance of each executive officer; our historical compensation levels; the overall competitive environment for executives and the level of compensation necessary to attract and retain the level of key executive talent that we desire. In analyzing these factors, the Compensation Committee may from time to time review competitive compensation data gathered in comparative surveys or collected by independent consultants.

        Executive Compensation Program Components.    Prior to our July 1999 initial public offering, executive compensation was established by Patrick Dirk with assistance and information provided by outside advisors. Accordingly, the compensation reported as paid to our executive officers in fiscal 1999 in this proxy statement was determined by Mr. Dirk and not by the Compensation Committee and the compensation reported as paid in fiscal 2001 and 2000 was determined by the Compensation Committee.

        Since the date of our initial public offering, our Compensation Committee has established an executive compensation program consisting of base salary, annual cash bonus compensation, long-term incentive opportunities under the 1998 Plan and other benefits. Each element of this compensation program is discussed in greater detail below.

  Base Salary.    Each executive officer's base salary is determined annually by the Compensation Committee and ratified by our Board of Directors after considering the compensation levels of executives at comparable companies in our industry, the potential impact of the individual on company performance, the level of skill, responsibility and experience required by the individual's position and the other factors described above. In evaluating comparable company compensation, the Compensation Committee places particular emphasis on data for companies with revenues similar to our forecasted revenues for the relevant fiscal year. The base salary for our Chief Executive Officer, Patrick J. Dirk, will be increased from $265,000 in fiscal year 2001 to $350,000 in fiscal year 2002. In determining Mr. Dirk's base salary, the Compensation Committee considered all of the criteria discussed above, as well as Mr. Dirk's agreement to assume the duties of President and Chief Operating Officer in addition to his existing responsibilities as Chairman of the Board and Chief Executive Officer.

  Annual Cash Bonuses.    The Compensation Committee utilizes annual cash bonuses to provide a direct financial incentive to the Company's executive officers. Under the executive officer bonus program administered by the Compensation Committee, each executive is eligible to receive bonus, subject to achievement of specified company goals. No bonuses were paid for fiscal 2001. Bonuses for fiscal 2002 for all executive officers will be tied to the achievement of overall revenues and profitability of Troy.

  Long-Term Incentive Compensation.    The Compensation Committee makes long-term incentive compensation available to our executive officers through its administration of the 1998 Plan, as discussed above. From time to time the Compensation Committee evaluates equity ownership by our executive officers and may grant stock-based compensation under the 1998 Plan in order to reward such executives for their contributions to achievement of company objectives and to further align their interests with those of our stockholders. During fiscal 2001, no options were granted to the executive officers. Due to his significant stockholdings Mr. Dirk was not granted additional stock-based compensation in fiscal 2001.

  Other Benefits.    In addition to the compensation described above, our executive officers receive benefits under our insurance, 401(k) and employee stock purchase plans, each of which is generally available to our other employees. We also compensate some of our executive officers for automobile expense.

        For fiscal 1999, we paid sales commissions to certain of our executive officers. In establishing the compensation program outlined above, the Compensation Committee has determined to phase out all sales commissions at the executive officer level.

        Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986 limits our ability to deduct certain compensation in excess of $1 million paid to our chief executive officer and each of our four other most highly compensated executives. In 2001, we did not pay "compensation" within the meaning of Section 162(m) in excess of $1 million to our executive officers, and we do not believe that we will do so in the near future. As a result, we have not established a policy for qualifying compensation paid to our executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1 million.

Compensation Committee
Norman B. Keider John B. Zaepfel Dr. Harold L. Clark

Comparative Stock Performance

        The graph below compares the cumulative total stockholder return on our common stock to the total cumulative return on the Nasdaq Market Index and an industry index based on Standard Industrial Code 3570-3579 (Computer and Office Equipment) during the period from our initial public offering on July 21, 1999 to November 30, 2001. The graph assumes a $100 investment in common stock, the Nasdaq Market Index and the industry index on July 21, 1999 and the reinvestment of all dividends.

CRSP Total Returns Index for:	07/1999	11/1999	05/2000	11/2000	05/2001	11/2001
Troy Group, Inc.	100.0	184.8	132.1	66.1	58.6	49.3
Nasdaq Stock Market (U.S. Companies)	100.0	120.6	122.2	93.5	75.8	69.6
NASDAQ Stocks (SIC 3570-3579 US Companies) Computer and Office Equipment	100.0	139.0	152.5	112.50	69.2	66.4

NOTES:

A.
The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.
The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.
If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.
The index level for all series was set to $100.00 on 07/21/1999.

Certain Transactions

        Prior to April 1998, Troy Group and its subsidiary, Troy Group Systems International, were 100% beneficially owned by Patrick J. and Mary J. Dirk as trustees under The Dirk Family Trust UTD March 6, 1990, the trustee of The Dirk 1997 Education Trust, the trustees of the Dirk 1998 Alaska Trust, Brian P. Dirk and Patrick J. Dirk's other three children. For convenience, we refer to each of these individuals and trusts collectively as the Dirk stockholders.

        We lease a total of 77,000 square feet at our West Virginia facility from Dirk Investments, Inc. Dirk Investments is wholly-owned by the Dirk stockholders. This lease expired on September 1, 2000 and is currently on a month-to-month basis and provides for rent, effective as of December 1998, of approximately $22,500 per month. Total rental payments made by us for the fiscal year ended November 30, 2001 were approximately $270,000.

        We and the Dirk stockholders are also parties to a Tax Agreement Relating to S Corporation Distributions. Under this agreement, we have agreed to indemnify the Dirk stockholders for any adjustments causing an increase in their federal and state income tax liability, including interest and penalties, related to tax years prior to October 30, 1998. Subject to certain limitations, this agreement also provides that the Dirk stockholders will reimburse us for any amounts refunded to them as a result of the loss of the S corporation status of Troy Group or Troy Group Systems. Any payment made by us to the Dirk stockholders pursuant to this agreement may be considered by the Internal Revenue Service or state taxing authorities to be nondeductible by Troy Group or Troy Group Systems for income tax purposes.

        We entered into a split dollar life insurance arrangement whereby we pay the underlying life insurance premiums on policies covering Patrick J. Dirk and his spouse as a condition of Mr. Dirk's continued employment with us. Pursuant to this arrangement, we make quarterly payments of $100,000 for a $23 million dollar policy, quarterly payments of $8,750 for a $7 million policy and semi-annual payments of $10,850 for a $1 million policy. We will recover all split-dollar premiums paid by us from the policies. We have a collateral assignment of the cash surrender value of the life insurance and an unsecured receivable from Mr. Dirk's heirs for the difference between the premiums paid and the cash surrender value of these policies. Mr. Dirk's heirs, including Brian Dirk who is a director and executive officer of Troy, are third-party beneficiaries of these policies. In addition, we entered into a split dollar insurance arrangement whereby we pay the underlying life insurance premiums on a policy covering Patrick J. Dirk whose spouse is the beneficiary. Pursuant to this arrangement, we make quarterly payments of $32,000 for a $2 million face amount policy which carries a death benefit of $8 million. We will recover all split-dollar premiums paid by us from the policy. We have an unsecured receivable, in the form of a note, from Mr. Dirk for the difference between the premiums paid and the cash surrender value of this policy. At November 30, 2001, we recorded $983,000 as an asset that represents the policy premiums paid to date net of a cash surrender value of $683,000.

        All future transactions, including any loans from us to our officers, directors, principal stockholders or affiliates, will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and stockholders holding more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in beneficial ownership of our common stock. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us for the period ended

November 30, 2001, all Section 16(a) reports required to be filed by our executive officers, directors and greater-than-10% stockholders were filed on a timely basis.

INDEPENDENT AUDITORS

        On April 5, 2001, the Stockholders approved the engagement of McGladrey & Pullen, LLP to serve as Troy's independent certified public accountant to audit Troy's financial statements for the fiscal year ending November 30, 2001. The Board of Directors, however, has not approved the engagement of an independent certified public accountant to audit Troy's financial statements for the fiscal year ending November 30, 2002. The Board of Directors will address this matter after the management team of Troy makes a recommendation to the Audit Committee.

        Troy has requested and expects a representative of McGladrey & Pullen, LLP to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

PROPOSALS FOR THE NEXT ANNUAL MEETING

        Stockholder proposals intended to be presented in the proxy materials relating to the next Annual Meeting of Stockholders must be received by us on or before November 20, 2002 and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

        A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must notify us by February 3, 2003. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by us for the next Annual Meeting will have discretionary authority to vote on the proposal.

OTHER BUSINESS

        We know of no business that will be presented for consideration at the Annual Meeting other than that described in this proxy statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by our Board will be voted according to the judgment of the person or persons voting the proxies.

ANNUAL REPORT

        UPON WRITTEN REQUEST, WE WILL FURNISH WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED NOVEMBER 30, 2001 TO EACH PERSON WHO WAS A STOCKHOLDER OF TROY GROUP AS OF MARCH 8, 2002. REQUESTS SHOULD BE SENT TO: TROY GROUP, INC., 2331 SOUTH PULLMAN STREET, SANTA ANA, CALIFORNIA 92705 ATTN: STOCKHOLDER INFORMATION.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Patrick J. Dirk
Patrick J. Dirk Chairman of the Board and Chief Executive Officer
March 19, 2002 Santa Ana, California

TROY Group, Inc.
This Proxy is solicited by the Board of Directors

        The undersigned hereby appoints Patrick J. Dirk and James W. Klingler and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Troy Group, Inc. held of record by the undersigned on March 8, 2002, at the Annual Meeting of Stockholders to be held on April 11, 2002, or any adjournment thereof.

☒
Please mark your votes as in this example.

1.	ELECTION OF DIRECTORS	☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name.)

Patrick J. Dirk	Brian P. Dirk	Dr. Harold L. Clark
John B. Zaepfel	Norman B. Keider

2.    In their discretion, the Proxies are authorized to vote upon such other business, as may properly come before the meeting.

(Continued on reverse side)

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1.

        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:	, 2002

Signature of Stockholder
Signature if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 11, 2002
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 11, 2002
INTRODUCTION
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
VOTING OF SHARES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
PROPOSALS FOR THE NEXT ANNUAL MEETING
OTHER BUSINESS
ANNUAL REPORT